As filed with the Securities and Exchange Commission on March 31, 2023
Registration Nos. 333-207105
333-232753
333-260968

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-207105
FORM S-8 REGISTRATION STATEMENT NO. 333-232753
FORM S-8 REGISTRATION STATEMENT NO. 333-260968
UNDER
THE SECURITIES ACT OF 1933

AgroFresh Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-4007249
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

One Washington Square
510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106
(Address of principal executive offices)

AgroFresh Solutions, Inc. 2015 Incentive Compensation Plan, as amended
AgroFresh Solutions, Inc. 2019 Employee Stock Purchase Plan, as amended
(Full title of the plan(s))

Thomas Ermi
One Washington Square
4510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106
(Name and address of agent for service)

(817) 928-1500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
REMOVAL FROM REGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by AgroFresh Solutions, Inc., a Delaware corporation (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”):

1.
Registration Statement on Form S-8 (No. 333-207105) filed with the SEC on September 24, 2015, registering an aggregate of 2,750,000 shares of the Registrant’s common stock, par value $0.0001 per share (the “Shares”) issuable under the AgroFresh Solutions, Inc. 2015 Incentive Compensation Plan (the “2015 Equity Plan”);

2.
Registration Statement on Form S-8 (No. 333-232753) filed with the SEC on July 22, 2019, registering an aggregate of 4,900,000 Shares issuable under the 2015 Equity Plan and the AgroFresh Solutions, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”); and

3.
Registration Statement on Form S-8 (No. 333-260968) filed with the SEC on November 10, 2021, registering an aggregate of 7,250,000 Shares issuable under the 2015 Equity Plan, as amended and the ESPP, as amended;

in each case, plus such indeterminate number of Shares as may have been issuable to prevent dilution resulting from one or more stock splits, stock dividends, or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended, and the terms of the applicable Registrant plan.

On March 31, 2023, pursuant to its previously announced Agreement and Plan of Merger, dated as of November 21, 2022, by and among the Registrant, Project Cloud Holdings, LLC, a Delaware limited liability company (“Parent”), and Project Cloud Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of its Shares pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused each of these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on March 31, 2023.

AGROFRESH SOLUTIONS, INC.

By:	/s/ Thomas Ermi
Thomas Ermi
Vice President and General Counsel

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.